Exhibit 99.1

For Immediate Release	Contact:

David Portnoy
Chairman and Co-Chief Executive Officer
Cryo-Cell International, Inc.
813-749-2100
dportnoy@cryo-cell.com

CORD BLOOD BANKING LEADER CRYO-CELL REPORTS FISCAL FIRST QUARTER 2015 FINANCIAL RESULTS

OLDSMAR, Fla. – April 15, 2015 – Cryo-Cell International, Inc. (OTC:QB Markets Group Symbol: CCEL) (the “Company”), the world’s first private cord blood bank to separate and store stem cells in 1992, announced results for the fiscal first quarter ended February 28, 2015.

Financial Results

Revenue

Consolidated revenues for the first quarter of fiscal 2015 were approximately $4.8 million compared to approximately $5.3 million for the first quarter of fiscal 2014, a 9% decrease. The revenues for the first quarter of fiscal 2015 consisted of approximately $4.7 million in processing and storage fees and approximately $169,000 in licensee income compared to approximately $4.4 million in processing and storage fees and approximately $963,000 in licensee income for the first quarter of fiscal 2014. Licensee income for the three month months ended February 28, 2014 consists of $794,000 related to royalty income from Cryo-Cell de Mexico (“Mexico”) resulting from Mexico paying the remaining balance due under the amendment to the license agreement during the first quarter 2014. The remaining licensee income consists of royalty income earned on the processing and storage of cord blood stem cell specimens in geographic areas where the Company has license agreements.

Net Income

The Company reported net income for the three months ended February 28, 2015 of approximately $286,000, or $0.03 per basic and diluted share, compared to net income of approximately $397,000, or $0.04 per basic and diluted share for the three months ended February 28, 2014. The decrease in net income for the three months ended February 28, 2015 principally resulted from the 9% decrease in revenues. The decrease in revenue was primarily attributable to an 82% decrease in licensee income offset by a 7% increase in processing and storage fees. This was partially offset by a 5% decrease in cost of sales and a 7% decrease in selling, general and administrative expenses. The decrease in selling, general and administrative expenses for the three months ended February 28, 2015 is attributable to approximately $205,000 in legal fees for the three months ended February 28, 2014 related to a derivative complaint filed in November 2013, which was excluded from coverage by the Company’s directors and officers insurance policy.

Cash and Cash Equivalent Position

At February 28, 2015, the Company had cash and cash equivalents of $3,550,243. The Company’s cash increased by approximately $271,000 during the first three months of fiscal 2015, primarily as a result of approximately $329,000 of cash provided by operations offset by approximately $23,000 of cash used to purchase property and equipment and approximately $39,000 used for stock repurchases. As of February 28, 2015, the Company had no long-term indebtedness.

About Cryo-Cell International, Inc.

Founded in 1989, Cryo-Cell International, Inc. is the world’s first private cord blood bank. More than 500,000 parents from 87 countries trust Cryo-Cell to preserve their family members’ stem cells. Cryo-Cell’s mission is to provide clients with state-of-the-art stem cell cryopreservation services and support the advancement of regenerative medicine. Cryo-Cell operates in a facility that is FDA registered, cGMP-/cGTP-compliant and is licensed in all states requiring licensure. Besides being AABB accredited as a cord blood facility, Cryo-Cell is also the first U.S. (for private use only) cord blood bank to receive FACT accreditation for adhering to the most stringent cord blood quality standards set by any internationally recognized, independent accrediting organization. In addition, Cryo-Cell is ISO 9001:2008 certified by BSI, an internationally recognized, quality assessment organization. Cryo-Cell is a publicly traded company, OTCQB:CCEL. For more information, please visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s menstrual stem cell technology license agreements and umbilical cord blood license agreements and their ability to provide the Company with royalty fees, the ability of the reproductive tissue storage to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.